WESTWAY GROUP, INC. REPORTS MINIMAL EFFECTS

FROM RIVER CONDITIONS

NEW ORLEANS, May 12, 2011 - Westway Group, Inc. ("Westway" or the "Company") today announced that it has several facilities serving both our liquid feed supplements and bulk liquid storage businesses which have been minimally affected by the recent flooding along the Mississippi and Ohio rivers. We have taken steps to protect our assets and those of our customers, and we do not expect the costs of these activities to be material to the operations of the Company. In keeping with our risk management process and standard operating procedures, the Company is insured for casualty events, and we have taken appropriate steps to secure our facilities from damage. To date, our facilities have not sustained any damages other than some disruption of ingress and egress at a few locations. Additionally, our broad geographic footprint allows us the flexibility to shift production and distribution to non-affected facilities. The crest has passed Memphis, TN as of this date. The only facility we have south of Memphis, along the river, is located in Port Allen, LA. We do not expect the cresting of the river to reach Port Allen, LA until the latter part of May. In cooperation with the Coast Guard and local authorities, we have closed our dock operations to barge traffic temporarily and do not anticipate that our land operations will be affected at that terminal facility.

The Company's Class A Common Stock is trading on the NASDAQ stock exchange under the symbol WWAY.

Forward-Looking Statements.  This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We have based our forward-looking statements on our current expectations and projections about future events.  Important factors that might cause our actual results to differ materially from our statements include, but are not limited to, increased costs of protection, disruption of our operations, or unforeseen damages to our facilities due to high river or flood waters, unforeseen engineering or environmental problems, disruption of our customers' operations, or other risk factors described in our Form 10-K filed March 31, 2011.

About Westway Group, Inc.  Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

Contact: Thomas A. Masilla, Jr.

Chief Financial Officer

504-636-4245

thomas.masilla@westway.com